Term Sheet No. 2292BK To product supplement BK dated October 5, 2012, prospectus supplement dated September 28, 2012 and prospectus dated September 28, 2012	Registration Statement No. 333-184193 Dated December 5, 2014; Rule 433
Deutsche Bank AG
$           Phoenix Autocallable Securities Linked to the SPDR® S&P® Oil & Gas Exploration and Production ETF due December 8*, 2017
General
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The securities are linked to the performance of the SPDR® S&P® Oil & Gas Exploration and Production ETF (the “Underlying”) and may pay a Contingent Coupon on a monthly basis at a rate of 11.05% per annum. The Contingent Coupon will be payable on a Coupon Payment Date only if the Closing Price of the Underlying on the applicable monthly Observation Date is greater than or equal to the Coupon Barrier, which is equal to 80.00% of the Initial Price. Otherwise, no Contingent Coupon will be payable with respect to that Observation Date.

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Deutsche Bank will not automatically call the securities for the first year after the Trade Date. The securities will be automatically called if the Closing Price of the Underlying on any Observation Date after the first year (starting from the twelfth Observation Date and ending on the Final Valuation Date) is greater than or equal to the Initial Price. If the securities are automatically called, investors will receive a cash payment per $1,000 Face Amount of securities on the applicable Call Settlement Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date. The securities will cease to be outstanding following an Automatic Call and no Contingent Coupon will accrue or be payable following the Call Settlement Date.

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If the securities are not automatically called and the Final Price is less than the Initial Price by an amount not greater than the Buffer Amount of 20.00%, investors will receive a cash payment per $1,000 Face Amount of securities on the Maturity Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date. However, if the securities are not automatically called and the Final Price is less than the Initial Price by an amount greater than the Buffer Amount, for each $1,000 Face Amount of securities, investors will lose 1.25% of the Face Amount for every 1.00% by which the Final Price is less than the Initial Price by an amount greater than the Buffer Amount. Investors should be willing to lose some or all of their initial investment if the securities are not automatically called and the Final Price is less than the Initial Price by an amount greater than the Buffer Amount. Any payment on the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due December 8*, 20171
•	Minimum purchase of $1,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The securities are expected to price on or about December 5*, 2014 (the “Trade Date”) and are expected to settle on or about December 10*, 2014 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Underlying:	SPDR® S&P® Oil & Gas Exploration and Production ETF (Ticker: XOP)
Contingent Coupon Feature:
•      If the Closing Price of the Underlying on any Observation Date is greater than or equal to the Coupon Barrier, you will receive the Contingent Coupon per $1,000 Face Amount of securities applicable to such Observation Date on the related Coupon Payment Date.
•      If the Closing Price of the Underlying on any Observation Date is less than the Coupon Barrier, the Contingent Coupon per $1,000 Face Amount of securities applicable to such Observation Date will not be payable and you will not receive any payment on the related Coupon Payment Date.

Coupon Barrier:	80.00% of the Initial Price
Observation Dates1:	Monthly on the dates set forth in the table below.
(Key Terms continued on next page)
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 9 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-8 of this term sheet.
The Issuer’s estimated value of the securities on the Trade Date is approximately $936.00 to $956.00 per $1,000 Face Amount of securities, which is less than the Issue Price.  Please see “Issuer’s Estimated Value of the Securities” on the following page of this term sheet for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Maximum Discounts and Commissions(1)	Minimum Proceeds to Us
Per Security	$1,000.00	$1.00	$999.00
Total	$	$	$
(1) For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet. The securities will be sold with varying underwriting discounts and commissions in an amount not to exceed $1.00 per $1,000 Face Amount of securities.

The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
Deutsche Bank Securities
December 5, 2014

(Key Terms continued from previous page)
Coupon Payment Dates2:	The third business day following the applicable Observation Date. For the final Observation Date, the Coupon Payment Date will be the Maturity Date.
Contingent Coupon
The Contingent Coupon for each Observation Date will be a fixed amount set forth in the table below based upon equal monthly installments accrued at the “Coupon Rate” of 11.05% per annum. The table below sets forth each Observation Date, expected Coupon Paymentent Date (if any Contingent Coupon is payable) and the Contingent Coupon applicable to each Observation Date. If the securities are automatically called, any Contingent Coupon that may be due will be paid on the Call Settlement Date and no Contingent Coupon will accrue or be payable following the Call Settlement Date.

	Observation Date1	Expected Coupon Payment Date	Contingent Coupon (per $1,000 Face Amount of Securities)
	January 5*, 2015	January 8*, 2015	$9.2083
	February 5*, 2015	February 10*, 2015	$9.2083
	March 5*, 2015	March 10*, 2015	$9.2083
	April 6*, 2015	April 9*, 2015	$9.2083
	May 5*, 2015	May 8*, 2015	$9.2083
	June 5*, 2015	June 10*, 2015	$9.2083
	July 6*, 2015	July 9*, 2015	$9.2083
	August 5*, 2015	August 10*, 2015	$9.2083
	September 8*, 2015	September 11*, 2015	$9.2083
	October 5*, 2015	October 8*, 2015	$9.2083
	November 5*, 2015	November 10*, 2015	$9.2083
	December 7*, 2015	December 10*, 2015	$9.2083
	January 5*, 2016	January 8*, 2016	$9.2083
	February 8*, 2016	February 11*, 2016	$9.2083
	March 7*, 2016	March 10*, 2016	$9.2083
	April 5*, 2016	April 8*, 2016	$9.2083
	May 5*, 2016	May 10*, 2016	$9.2083
	June 6*, 2016	June 9*, 2016	$9.2083
	July 5*, 2016	July 8*, 2016	$9.2083
	August 5*, 2016	August 10*, 2016	$9.2083
	September 6*, 2016	September 9*, 2016	$9.2083
	October 5*, 2016	October 11*, 2016	$9.2083
	November 7*, 2016	November 10*, 2016	$9.2083
	December 5*, 2016	December 8*, 2016	$9.2083
	January 5*, 2017	January 10*, 2017	$9.2083
	February 6*, 2017	February 9*, 2017	$9.2083
	March 6*, 2017	March 9*, 2017	$9.2083
	April 5*, 2017	April 10*, 2017	$9.2083
	May 5*, 2017	May 10*, 2017	$9.2083
	June 8*, 2017	June 13*, 2017	$9.2083
	July 5*, 2017	July 10*, 2017	$9.2083
	August 7*, 2017	August 10*, 2017	$9.2083
	September 5*, 2017	September 8*, 2017	$9.2083
	October 5*, 2017	October 11*, 2017	$9.2083
	November 6*, 2017	November 9*, 2017	$9.2083
	December 5*, 2017 (Final Valuation Date)	December 8*, 2017 (Maturity Date)	$9.2083
Automatic Call:
The securities will not be automatically called during the first year after the Trade Date. However, the securities will be automatically called if the Closing Price of the Underlying on any Observation Date after the first year (starting from the twelfth Observation Date and ending on the Final Valuation Date) is greater than or equal to the Initial Price. If the securities are automatically called, you will receive a cash payment per $1,000 Face Amount of securities on the related Call Settlement Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date. No Contingent Coupon will accrue or be payable following the Call Settlement Date.

Call Settlement Dates:	The third business day following the applicable Observation Date. For the final Observation Date, the Call Settlement Date will be the Maturity Date.
Payment at Maturity:	If the securities are not automatically called, the payment you will receive at maturity will depend on the performance of the Underlying on the Final Valuation Date:

•      If the Final Price is less than the Initial Price by an amount not greater than the Buffer Amount, you will receive a cash payment per $1,000 Face Amount of securities on the Maturity Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date.

•      If the Final Price is less than the Initial Price by an amount greater than the Buffer Amount, for each $1,000 Face Amount of securities, you will lose 1.25% of the Face Amount for every 1.00% by which the Final Price is less than the Initial Price by an amount greater than the Buffer Amount of 20.00%, and you will receive a cash payment per $1,000 Face Amount of securities on the Maturity Date, calculated as follows:

(Key Terms continued on next page)

(Key Terms continued from previous page)
$1,000 + [$1,000 x (Underlying Return + Buffer Amount) x Downside Participation Factor]

If the securities are not automatically called and the Final Price is less than the Initial Price by an amount greater than the Buffer Amount, for each $1,000 Face Amount of securities, you will lose 1.25% of the Face Amount for every 1.00% by which the Final Price is less than the Initial Price by an amount greater than the Buffer Amount. In this circumstance, you will lose some or all of your initial investment. Any payment at maturity is subject to the credit of the Issuer.

Buffer Amount:	20.00%
Downside Participation Factor:	125.00%
Underlying Return:	The Underlying Return will be calculated as follows:
Final Price – Initial Price
Initial Price
The Underlying Return may be positive, zero or negative.
Initial Price:	The Closing Price of the Underlying on the Trade Date
Final Price:	The Closing Price of the Underlying on the Final Valuation Date
Closing Price:	On any trading day, the last reported sale price of one share of the Underlying on the relevant exchange multiplied by the then-current Share Adjustment Factor, as determined by the calculation agent.
Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting the Underlying. See “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement
Trade Date:	December 5*, 2014
Settlement Date:	December 10*, 2014
Final Valuation Date1:	December 5*, 2017
Maturity Date1:	December 8*, 2017
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	25152RTF0 / US25152RTF00
* Expected. In the event that we make any change to the expected Trade Date or Settlement Date, the Observation Dates, Final Valuation Date and Maturity Date may be changed so that the stated term of the securities remains the same.
1 Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
2 If the Maturity Date is postponed, the Contingent Coupon due on the Maturity Date will be paid on the Maturity Date as postponed, with the same force and effect as if the Maturity Date had not been postponed, but no additional Contingent Coupon will accrue or be payable as a result of the delayed payment.

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the securities is equal to the sum of our valuations of the following two components of the securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Securities

You should read this term sheet together with product supplement BK dated October 5, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement BK dated October 5, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005314/crt_dp33259-424b2.pdf

Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

The trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes.

This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this term sheet and in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Hypothetical Examples of Amounts Payable on the Securities

The tables and hypothetical examples set forth below are for illustrative purposes only. The actual returns applicable to a purchaser of the securities will be based on the Closing Price of the Underlying on each Observation Date. The following results are based solely on the hypothetical examples cited below. You should consider carefully whether the securities are suitable to your investment goals.

If the securities are called:

The following table illustrates the hypothetical payments on the securities (excluding any Contingent Coupon) upon an Automatic Call on each Observation Date after the first year (starting from the twelfth Observation Date and ending on the Final Valuation Date).

Observation Date	Expected Call Settlement Date	Payment upon an Automatic Call (per $1,000 Face Amount of Securities) ($)
January 5, 2015	January 8, 2015	N/A
February 5, 2015	February 10, 2015	N/A
March 5, 2015	March 10, 2015	N/A
April 6, 2015	April 9, 2015	N/A
May 5, 2015	May 8, 2015	N/A
June 5, 2015	June 10, 2015	N/A
July 6, 2015	July 9, 2015	N/A
August 5, 2015	August 10, 2015	N/A
September 8, 2015	September 11, 2015	N/A
October 5, 2015	October 8, 2015	N/A
November 5, 2015	November 10, 2015	N/A
December 7, 2015	December 10, 2015	$1,000.00
January 5, 2016	January 8, 2016	$1,000.00
February 8, 2016	February 11, 2016	$1,000.00
March 7, 2016	March 10, 2016	$1,000.00
April 5, 2016	April 8, 2016	$1,000.00
May 5, 2016	May 10, 2016	$1,000.00
June 6, 2016	June 9, 2016	$1,000.00
July 5, 2016	July 8, 2016	$1,000.00
August 5, 2016	August 10, 2016	$1,000.00
September 6, 2016	September 9, 2016	$1,000.00
October 5, 2016	October 11, 2016	$1,000.00
November 7, 2016	November 10, 2016	$1,000.00
December 5, 2016	December 8, 2016	$1,000.00
January 5, 2017	January 10, 2017	$1,000.00
February 6, 2017	February 9, 2017	$1,000.00
March 6, 2017	March 9, 2017	$1,000.00
April 5, 2017	April 10, 2017	$1,000.00
May 5, 2017	May 10, 2017	$1,000.00
June 8, 2017	June 13, 2017	$1,000.00
July 5, 2017	July 10, 2017	$1,000.00
August 7, 2017	August 10, 2017	$1,000.00
September 5, 2017	September 8, 2017	$1,000.00
October 5, 2017	October 11, 2017	$1,000.00
November 6, 2017	November 9, 2017	$1,000.00
December 5, 2017 (Final Valuation Date)	December 8, 2017 (Maturity Date)	$1,000.00

N/A: Not applicable because the securities cannot be automatically called until the twelfth Observation Date.

If the securities are called on an Observation Date, you will receive a cash payment per $1,000 Face Amount of securities on the related Call Settlement Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date. No Contingent Coupon will accrue or be payable following the Call Settlement Date.

If the securities are not called:

The table below illustrates the hypothetical Payments at Maturity per $1,000 Face Amount of securities for a hypothetical range of performances if the securities are not subject to an Automatic Call. The hypothetical Payments at Maturity set forth below reflect the Buffer Amount of 20.00%, the Downside Participation Factor of 125.00% and the Coupon Barrier of

80.00% of the Initial Price. The actual Initial Price and Coupon Barrier will be determined on the Trade Date. The following results are based solely on the hypothetical examples cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table and examples below may have been rounded for ease of analysis.

Underlying Return (%)	Payment at Maturity (excluding any Contingent Coupon) ($)	Return on the Securities at Maturity (excluding any Contingent Coupon) (%)
100.00%	N/A	N/A
90.00%	N/A	N/A
80.00%	N/A	N/A
70.00%	N/A	N/A
60.00%	N/A	N/A
50.00%	N/A	N/A
40.00%	N/A	N/A
30.00%	N/A	N/A
20.00%	N/A	N/A
10.00%	N/A	N/A
0.00%	N/A	N/A
-10.00%	$1,000.00	0.00%
-20.00%	$1,000.00	0.00%
-30.00%	$875.00	-12.50%
-40.00%	$750.00	-25.00%
-50.00%	$625.00	-37.50%
-60.00%	$500.00	-50.00%
-70.00%	$375.00	-62.50%
-80.00%	$250.00	-75.00%
-90.00%	$125.00	-87.50%
-100.00%	$0.00	-100.00%
N/A: Not applicable because the securities will be automatically called if the Final Price is greater than or equal to the Initial Price.

Hypothetical Examples of Amounts Payable on the Securities

The following hypothetical examples illustrate how the payments on the securities set forth in the tables above are calculated as well as how the payment of any Contingent Coupons will be determined. The examples below reflect the Coupon Rate of 11.05% per annum.

Example 1: The Closing Price of the Underlying is greater than the Initial Price on each of the first twelve Observation Dates. Because the securities will not be automatically called for the first year after the Trade Date, the securities will not be automatically called on the first eleven Observation Dates. Because the Closing Price of the Underlying on the twelfth Observation Date is greater than the Initial Price, the securities are automatically called on the twelfth Observation Date, and the investor will receive on the related Call Settlement Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Price of the Underlying on each of the first twelve Observation Dates is greater than the Coupon Barrier (80.00% of the Initial Price), the investor will receive the Contingent Coupon on the first twelve Coupon Payment Dates (including the Call Settlement Date). As a result, the investor will receive a total of $1,110.50 per $1,000 Face Amount of securities over the approximately one year the securities were outstanding before they were automatically called.

Example 2: The Closing Price of the Underlying is less than the Initial Price but greater than the Coupon Barrier on each of the Observation Dates prior to the final Observation Date and is 105.00% of the Initial Price on the final Observation Date. Because the Closing Price of the Underlying on the final Observation Date is greater than the Initial Price, the securities are automatically called on the final Observation Date, and the investor will receive on the Maturity Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Price of the Underlying on each of the Observation Dates is greater than the Coupon Barrier, the investor will receive the Contingent Coupon on each Coupon Payment Date (including the Maturity Date). As a result, the investor will receive a total of $1,331.50 per $1,000 Face Amount of securities over the three year term of the securities.

Example 3: The Closing Price of the Underlying is less than the Coupon Barrier on each of the Observation Dates prior to the final Observation Date and is 110.00% of the Initial Price on the final Observation Date. Because the Closing Price of the Underlying on the final Observation Date is greater than the Initial Price, the securities are automatically called on the final Observation Date, and the investor will receive on the Maturity Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Price of the Underlying on the final Observation Date is greater than the Coupon Barrier, but is less than the Coupon Barrier on each of the Observation Dates prior to the final Observation Date, the investor will receive the Contingent Coupon only on the Maturity Date. As a result, the investor will receive a total of $1,009.2083 per $1,000 Face Amount of securities over the three year term of the securities.

Example 4: The Closing Price of the Underlying is less than the Coupon Barrier on each of the Observation Dates prior to the final Observation Date and is 95.00% of the Initial Price on the final Observation Date. Because the Closing Price of the Underlying on each of the Observation Dates is less than the Initial Price, the securities are not automatically called. Because the Final Price is less than the Initial Price by an amount not greater than the Buffer Amount of 20.00%, the investor will receive on the Maturity Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Price of the Underlying on the final Observation Date is greater than the Coupon Barrier, but is less than the Coupon Barrier on each of the Observation Dates prior to the final Observation Date, the investor will receive the Contingent Coupon only on the Maturity Date. As a result, the investor will receive a total of $1,009.2083 per $1,000 Face Amount of securities over the three year term of the securities.

Example 5: The Closing Price of the Underlying is less than the Coupon Barrier on each of the Observation Dates and is 40.00% of the Initial Price on the final Observation Date, resulting in an Underlying Return of -60.00%. Because the Closing Price of the Underlying on each of the Observation Dates is less than the Initial Price, the securities are not automatically called. Because the Final Price is less than the Initial Price by an amount greater than the Buffer Amount, the investor will receive on the Maturity Date a cash payment of $500.00 per $1,000.00 Face Amount of securities (excluding any Contingent Coupon), calculated as follows:

$1,000 + [$1,000 x (Underlying Return + Buffer Amount) x Downside Participation Factor]
$1,000 + [$1,000 x (-60.00% + 20.00%) x 125.00%] = $500.00

Because the Closing Price of the Underlying on each of the Observation Dates is less than the Coupon Barrier, the investor will not receive any Contingent Coupon over the entire three year term of the securities. As a result, the investor will receive only $500.00 per $1,000.00 Face Amount of securities, resulting in a loss of 50.00% on the securities.

Selected Purchase Considerations

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THE SECURITIES MAY OFFER A HIGHER, THOUGH CONTINGENT, COUPON THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The securities will pay Contingent Coupons that accrue at a rate of 11.05% per annum only if the Closing Price of the Underlying is greater than or equal to the Coupon Barrier on the relevant Observation Date. This rate may be higher than the yield received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating, but is subject to the risk that the Closing Price of the Underlying will be less than the Coupon Barrier on an Observation Date and the resulting forfeiture of the Contingent Coupon for the entire period, as well as the risk of losing some or all of your initial investment if the securities are not automatically called and the Final Price is less than the Initial Price by an amount greater than the Buffer Amount. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

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POTENTIAL EARLY EXIT AS A RESULT OF AUTOMATIC CALL FEATURE — While the original term of the securities is approximately three years, the securities will be automatically called before maturity if the Closing Price of the Underlying is greater than or equal to the Initial Price on any Observation Date after the first year (starting from the twelfth Observation Date and ending on the Final Valuation Date), and you will receive a cash payment per $1,000 Face Amount of securities on the Call Settlement Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date. Therefore, the term of the securities could be as little as approximately one year. No Contingent Coupon will accrue or be payable following the Call Settlement Date.

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LIMITED PROTECTION AGAINST LOSS — If the securities are not automatically called and the Final Price is less than the Initial Price by an amount not greater than the Buffer Amount, you will receive a cash payment per $1,000 Face Amount of securities at maturity equal to the Face Amount plus the Contingent Coupon otherwise due on such date. However, if the Final Price is less than the Initial Price by an amount greater than the Buffer Amount, for each $1,000 Face Amount of securities you will lose 1.25% of the Face Amount for every 1.00% by which the Final Price is less than the Initial Price by an amount greater than the Buffer Amount of 20.00%. For example, an Underlying Return of -30.00% will result in a 12.50% loss of your initial investment. You will lose some or all of your investment if the securities are not automatically called and the Final Price is less than the Initial Price by an amount greater than the Buffer Amount.

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CONTINGENT COUPON PAYMENTS — Unless the securities are previously automatically called, Contingent Coupon payments, if any, will be paid in arrears on the relevant monthly Coupon Payment Dates, only if the Closing Price of the Underlying on the relevant Observation Date is greater than or equal to the Coupon Barrier.

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RETURN LINKED TO THE PERFORMANCE OF THE SPDR® S&P® OIL & GAS EXPLORATION AND PRODUCTION ETF — The return on the securities, which may be positive, zero or negative, is linked to the performance of the SPDR® S&P® Oil & Gas Exploration and Production ETF as described herein. The SPDR® S&P® Oil & Gas Exploration and Production ETF is an exchange-traded fund managed by SPDR® Series Trust, a registered investment company. The SPDR® Series Trust consists of numerous separate investment portfolios, including the SPDR® S&P® Oil & Gas Exploration and Production ETF. SSgA Funds Management, Inc. (“SSFM”) is the investment adviser of the SPDR® S&P® Oil & Gas Exploration and Production ETF. The SPDR® S&P® Oil & Gas Exploration and Production ETF seeks to provide investment results that correspond generally to the total return performance, before fees and expenses, of the S&P® Oil & Gas Exploration & Production Select Industry Index® (the “Tracked Index”), which represents the oil and gas exploration and production sub-industry portion of the U.S. equity market. This section is only a summary of the SPDR® S&P® Oil & Gas Exploration and Production ETF. For more information on the SPDR® S&P® Oil & Gas Exploration and Production ETF, please see the section entitled “SPDR® S&P® Oil & Gas Exploration and Production ETF” below.

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TAX CONSEQUENCES — Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities.  In determining our responsibilities for information reporting and withholding, if any, we intend to treat the securities as prepaid financial contracts that are not debt, with associated contingent coupons that constitute ordinary income and that, when paid to a non-U.S. holder, are generally subject to 30% (or lower treaty rate) withholding.  Our special tax counsel, Davis Polk & Wardwell LLP, has advised that while it believes this treatment to be reasonable, it is unable to conclude that it is more likely than not that this treatment will be upheld, and that other reasonable treatments are possible that could materially affect the timing and character of income or loss on your securities.  If this treatment is respected, you generally should recognize short-term capital gain or loss on the taxable disposition of your securities (including retirement), unless you have held the securities for more than one year, in which case your gain or loss should be long-term capital gain or loss. However, it is likely that any sales proceeds that are attributable to the next succeeding contingent coupon after it has been fixed will be treated as ordinary income and also possible that any sales proceeds attributable to the next succeeding contingent coupon prior to the time it has been fixed will be treated as ordinary income.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the shares of the Underlying or any of the component securities held by the Underlying. In addition to these selected risk considerations, you should review the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — If the securities are not automatically called, you will receive a cash payment per $1,000 Face Amount of securities on the Maturity Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date only if the Final Price is less than the Initial Price by an amount not greater than the Buffer Amount. However, if the Final Price is less than the Initial Price by an amount greater than the Buffer Amount, for each $1,000 Face Amount of securities, you will lose 1.25% of the

Face Amount for every 1.00% by which the Final Price is less than the Initial Price by an amount greater than the Buffer Amount.  In this circumstance, you will lose some or all of your investment at maturity. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

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YOUR RETURN ON THE SECURITIES IS LIMITED TO THE FACE AMOUNT PLUS CONTINGENT COUPONS (IF ANY) AND YOU WILL NOT PARTICIPATE IN ANY INCREASE IN THE PRICE OF THE UNDERLYING — The securities will not pay more than the Face Amount, plus any accrued and unpaid Contingent Coupon that may be due, at maturity or upon an Automatic Call. You will not participate in any increase in the price of the Underlying even if the Final Price of the Underlying is greater than or equal to the Initial Price. The maximum payment upon an Automatic Call or at maturity will be the Face Amount per $1,000 Face Amount of securities (excluding any Contingent Coupons), regardless of any increase in the price of the Underlying, which may be significant.

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NO CONTINGENT COUPON WILL ACCRUE OR BE PAID ON THE RELEVANT COUPON PAYMENT DATE FOR ANY OBSERVATION DATE ON WHICH THE CLOSING PRICE OF THE UNDERLYING ON THE RELEVANT OBSERVATION DATE IS LESS THAN THE COUPON BARRIER — If the Closing Price of the Underlying on an Observation Date is less than the Coupon Barrier, you will not receive any Contingent Coupon for that entire period. You will receive the Contingent Coupon payment for a period only if the Closing Price of the Underlying on the relevant Observation Date is greater than or equal to the Coupon Barrier. If the Closing Price of the Underlying is less than the Coupon Barrier on each Observation Date, you will receive no Contingent Coupons during the entire term of the securities. Generally, non-payment of Contingent Coupons coincides with a greater risk of loss of your initial investment in the securities, because the price of the Underlying has been lower than the Initial Price by an amount greater than the Buffer Amount.

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REINVESTMENT RISK — If your securities are automatically called, the term of the securities may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to the Maturity Date.

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THE SECURITIES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The securities are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking the credit risk of Deutsche Bank AG will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount(s) owed to you under the terms of the securities and you could lose your entire investment.

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THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the securities.  The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the securities in the secondary market.

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INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE SHARES OF THE UNDERLYING OR THE COMPONENT SECURITIES HELD BY THE UNDERLYING — The return on the securities may not reflect the return you would have realized if you had directly invested in the shares of the Underlying or the component securities held by the Underlying. For instance, you will not participate in any increase in the price of the Underlying, which may be significant.

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IF THE PRICE OF THE UNDERLYING CHANGES, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the shares of the Underlying. Changes in the price of the shares of the Underlying may not result in comparable changes in the value of your securities.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Underlying or holders of the component securities held by the Underlying would have.

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FLUCTUATION OF NAV — The prices of the shares of the Underlying may fluctuate in accordance with changes in its net asset value (the “NAV”) and supply and demand on the applicable stock exchanges. The NAV of the Underlying may fluctuate with changes in the market value of the Underlying’s securities holdings. Therefore, the price of the shares of the Underlying may differ from its NAV per share and the shares of the Underlying may trade at, above or below its NAV per share.

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THE ANTI-DILUTION PROTECTION IS LIMITED, AND THE CALCULATION AGENT MAY MAKE ADJUSTMENTS IN ADDITION TO, OR THAT DIFFER FROM, THOSE SET FORTH IN THE ACCOMPANYING PRODUCT SUPPLEMENT — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Underlying. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, in its sole discretion, make adjustments to the Share Adjustment Factor or any other terms of the securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Underlying in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments described in the accompanying product supplement may be materially adverse to investors in the securities. You should read “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement in order to understand the adjustments that may be made to the securities.

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ADJUSTMENTS TO THE UNDERLYING OR TO THE TRACKED INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES — SSFM is the investment adviser to the Underlying, which seeks investment results that correspond generally to the total return performance, before fees and expenses, of the Tracked Index. Standard & Poor's, as the sponsor of the Traded Index, may add, delete or substitute the stocks composing the Tracked Index, which could change the value of the Tracked Index. Pursuant to its investment strategy or otherwise, SSFM may add, delete or substitute the component securities held by the Underlying. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the Underlying, which could cause the Final Price to be less than the Initial Price by an amount greater than the Buffer Amount, in which case you will lose some or all of your initial investment.

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THE UNDERLYING AND THE TRACKED INDEX ARE DIFFERENT — The performance of the Underlying may not exactly replicate the performance of the Tracked Index because the Underlying will reflect transaction costs and fees that are not included in the calculation of the Tracked Index. It is also possible that the Underlying may not fully replicate or may in certain circumstances diverge significantly from the performance of the Tracked Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Underlying or due to other circumstances. SSFM may invest up to 20% of the Underlying’s assets in equity securities that are not included in the Tracked Index, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSFM). Finally, because the shares of the Underlying are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Underlying may differ from the net asset value per share of the Underlying. For all of the foregoing reasons, the performance of the Underlying may not correlate with the performance of the Tracked Index.

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RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES WITH CONCENTRATION IN THE OIL AND GAS EXPLORATION AND PRODUCTION INDUSTRY — All or substantially all of the equity securities held by the Underlying are issued by companies whose primary business is directly associated with the exploration and production of oil and gas. As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers or issuers in a less volatile industry. The oil and gas industry is significantly affected by a number of factors that influence worldwide economic conditions and oil prices, such as natural disasters, supply disruptions, geopolitical events and other factors that may offset or magnify each other, including:

•	employment levels and job growth;

•	worldwide and domestic supplies of, and demand for, crude oil and natural gas;

•	the cost of exploring for, developing, producing, refining and marketing crude oil and natural gas;

•	consumer confidence;

•	changes in weather patterns and climatic changes;

•	the ability of the members of Organization of Petroleum Exporting Countries and other producing nations to agree to and maintain production levels;

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the worldwide military and political environment, uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere;

•	the price and availability of alternative and competing fuels;

•	domestic and foreign governmental regulations and taxes; and

•	general economic conditions worldwide.

These or other factors or the absence of such factors could cause a downturn in the oil and natural gas industries generally or regionally and could cause the value of some or all of the component securities held by the Underlying to decline during the term of the securities.

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THERE IS NO AFFILIATION BETWEEN THE UNDERLYING AND US, AND WE HAVE NOT PARTICIPATED IN THE PREPARATION OF, OR VERIFIED, ANY DISCLOSURE BY THE UNDERLYING — We are not affiliated with the Underlying or the issuers of the component stocks held by the Underlying or underlying the Tracked Index (such stocks, “Underlying Stocks,” the issuers of Underlying Stocks, “Underlying Stock Issuers”). However, we or our affiliates may currently or from time to time in the future engage in business with many of the Underlying Stock Issuers. In the course of this business, we or our affiliates may acquire non-public information about the Underlying Stock Issuers, and we will not disclose any such information to you. Nevertheless, neither we nor our affiliates have participated in the preparation of, or verified, any information about the Underlying Stocks or any of the Underlying Stock Issuers. You, as an investor in the securities, should make your own investigation into the Underlying Stocks and the Underlying Stock Issuers. Neither the Underlying nor any of the Underlying Stock Issuers is involved in the securities offered hereby in any way and none of them has any obligation of any sort with respect to your securities. Neither the Underlying nor any of the Underlying Stock Issuers has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your securities.

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PAST PERFORMANCE OF THE UNDERLYING, THE TRACKED INDEX OR THE COMPONENT SECURITIES HELD BY THE UNDERLYING IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlying, the Tracked Index or of the component securities held by the Underlying over the term of the securities may bear little relation to the historical closing prices of the Underlying or the component securities held by the Underlying or the historical closing levels of the Tracked Index, and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Underlying, the Tracked Index or the component securities held by the Underlying or whether the performance of the Underlying will result in the return of any of your investment.

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ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE — While the payment(s) on the securities described in this term sheet is based on the full Face Amount of your securities, the Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the securities. The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. We or our affiliates intend to act as market makers for the securities but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the securities. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the price of the Underlying has increased since the Trade Date.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the price of the Underlying will affect the value of the securities more than any other single factor, the value of the securities will also be affected by a number of other factors that may either offset or magnify each other, including:

•	whether the Closing Price of the Underlying on any Observation Date is less than the Coupon Barrier;

•	the expected volatility of the Underlying;

•	the time remaining to the maturity of the securities;

•	the market price and dividend rates of the shares of the Underlying and the component securities held by the Underlying;

•	the occurrence of certain events affecting the Underlying that may or may not require an anti-dilution adjustment;

•	interest rates and yields in the market generally and in the markets of the shares of the Underlying and the component securities held by the Underlying;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Underlying, the Tracked Index or markets generally;

•	the composition of the Underlying;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We or our affiliates may also engage in trading in instruments linked or related to the Underlying on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the price of the Underlying and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the securities declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying. Introducing competing products into the marketplace in this manner could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities. Furthermore, because Deutsche Bank Securities Inc. (“DBSI”) or one of its affiliates is expected to conduct trading and hedging activities for us in connection with the securities, DBSI or such affiliate may profit in connection with such trading and hedging activities. You should be aware that the potential to earn a profit in connection with hedging activities may create an incentive for DBSI to sell the securities to you.

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WE OR OUR AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE PRICE OF THE UNDERLYING TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — We or our affiliates may publish research from time to time on financial markets and other matters that could adversely affect the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us or our affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the Underlying to which the securities are linked.

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POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities and determining the Issuer’s estimated value of the securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the securities. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the securities on any relevant date or time. The calculation agent also has some discretion  about certain adjustments to the Share Adjustment Factor, and will be responsible for determining whether a market disruption event has occurred as well as, in some circumstances, determining the levels or prices related to the Underlying that affect whether the securities are automatically called. Any determination by the calculation agent could adversely affect the return on the securities.

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THERE IS SUBSTANTIAL UNCERTAINTY REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt, with associated contingent coupons, as described above under “Tax Consequences.” If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

SPDR® S&P® Oil & Gas Exploration and Production ETF

We have derived all information contained in this free writing prospectus regarding the SPDR® S&P® Oil & Gas Exploration and Production ETF (the “Underlying”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by SPDR® Series Trust and SSgA Funds Management, Inc. (“SSFM”). The  Underlying is an investment portfolio maintained and managed by SSFM. SSFM is the investment adviser to the Underlying. The SPDR® S&P® Oil & Gas Exploration and Production ETF is an exchange traded fund that trades on the NYSE Arca under the ticker symbol “XOP.”

SPDR® Series Trust is a registered investment company that consists of numerous separate investment portfolios, including the Underlying. Information provided to or filed with the SEC by SPDR® Series Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57793 and 811-08839, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding SPDR® Series Trust, SSFM and the Underlying, please see the SPDR® Series Trust’s Prospectus. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents, and we have not participated in the preparation of, or verified, such publicly available information.

The SPDR® S&P® Oil & Gas Exploration and Production ETF

The Underlying seeks to provide investment results that correspond generally to the total return performance, before fees and expenses, of the S&P® Oil & Gas Exploration & Production Select Industry Index® (the “Tracked Index”), which represents the oil and gas exploration and production sub-industry portion of the U.S. equity market. The companies included in each Select Industry Index are selected on the basis of Global Industry Classification Standard and liquidity and market cap requirements from a universe of companies defined by the S&P® Total Market Index (the “S&P TMI”), a U.S. total market composite index. The Underlying is comprised of the companies in the Tracked Index and includes companies in the following sub-industries: exploration and production of oil and gas.

Replication

The Underlying pursues the indexing strategy of “sampling” in attempting to track the performance of the Tracked Index. The Underlying will invest in substantially all of the securities that compose the Tracked Index in approximately the same proportions as in the Tracked Index. The Underlying will normally invest in substantially all, but at least 80%, of its total assets in common stocks that compose the Tracked Index. However, the Underlying may invest in equity securities that are not included in the Tracked Index, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSFM).

Correlation

The Tracked Index is a theoretical financial calculation, while the Underlying is an actual investment portfolio. The Underlying seeks to track the performance of the Tracked Index as closely as possible (i.e., achieve a high degree of correlation with the Tracked Index). However, the return of the Underlying may not match or achieve a high degree of correlation with the return of the Tracked Index due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies.

The S&P® Oil & Gas Exploration & Production Select Industry Index®

The Tracked Index is an equal weighted index that is designed to measure the performance of the oil and gas exploration and production sub-industry portion of the S&P TMI, a benchmark that measures the performance of the U.S. equity market. The S&P TMI offers broad market exposure to companies of all market capitalization, including all common equities listed on the NYSE, the AMEX and the NASDAQ National and Small Cap markets. Only U.S. companies are eligible for inclusion in the S&P TMI. The Tracked Index includes companies in the following sub-industries: exploration and production of oil and gas. Each of the component stocks in the Tracked Index is a constituent company within the oil and gas exploration and production sub-industry of the S&P TMI. The Tracked Index is reported by Bloomberg under ticker symbol “SPSIOP.”

Historical Information

The following graph sets forth the historical performance of the shares of the SPDR® S&P® Oil & Gas Exploration and Production ETF based on its daily closing prices from December 3, 2009 through December 3, 2014. The closing price of the shares of the SPDR® S&P® Oil & Gas Exploration and Production ETF on December 3, 2014 was $51.00. The graph shows a hypothetical Coupon Barrier equal to 80.00% of $51.00, which was the closing price of the SPDR® S&P® Oil & Gas Exploration and Production ETF on December 3, 2014. The actual Initial Price and Coupon Barrier will be determined on the Trade Date.

We obtained the historical closing prices of the Underlying below from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. The historical closing prices of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the Underlying on any Observation Date or on the Final Valuation Date. We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

DBSI, acting as agent for Deutsche Bank AG, will not receive a selling concession in connection with the sale of the securities. DBSI may pay custodial fees of up to 0.10% or $1.00 per $1,000 Face Amount of securities to certain other broker-dealers.

DBSI, the agent for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.